Exhibit 99.1

Jaguar Health Subsidiary Napo Pharmaceuticals Signs License
Agreement with its Italian Subsidiary, Napo EU S.p.A., to Develop and Commercialize Crofelemer and Lechlemer in Europe

Per the terms of the agreement, Napo Pharmaceuticals will receive an upfront payment of $10 million payable in two installments following the anticipated merger of Napo EU and Dragon SPAC S.p.A. and is eligible to receive additional payments related to milestones, royalties, and product transfers

Napo EU’s initial focus is on accelerated conditional approval for orphan disease: short bowel syndrome with intestinal failure

San Francisco, CA (August 19, 2021): Napo Pharmaceuticals, Inc. (Napo), the wholly owned US subsidiary of Jaguar Health, Inc. (NASDAQ: JAGX), today announced the signing of a license agreement with Napo’s Italian subsidiary, Napo EU S.p.A., to study, develop, and commercialize Napo’s plant-based crofelemer and lechlemer drug product candidates in the European Union and in specified non-EU countries in Europe for specific indications. Per the terms of the license agreement, Napo will receive payment of up to US$10 million (to be paid in two installments) as the initial license fee and is eligible to receive additional payments related to milestones, royalties, and product transfers.

Napo EU was formed with the mission to expand access to crofelemer and lechlemer to Europe (excluding Russia) to address significant unmet gastrointestinal medical needs in the region. Napo EU's initial focus is on pursuing the accelerated conditional marketing authorization pathway from the European Medicines Agency (EMA) for crofelemer for an important orphan-designated disease: short bowel syndrome with intestinal failure (SBS-IF).

The license agreement grants Napo EU the right to study, develop, and commercialize crofelemer for SBS-IF, HIV-related diarrhea, and the symptomatic relief and treatment of IF-related diarrhea in patients with congenital disorders.

“We are very happy that this license agreement has been executed,” stated Lisa Conte, Jaguar's president and CEO and Napo EU board member. “We believe crofelemer will be eligible for the EMA's conditional marketing authorization pathway for short bowel syndrome with intestinal failure, which provides a fast-track clinical review process. We anticipate that Jaguar’s shareholders will benefit from license fees and revenue expected to be driven by Napo EU product commercialization. Additionally, in support of development efforts in the US and other territories, Napo has the right to utilize any clinical or regulatory data generated by Napo EU for SBS-IF or any other licensed indications – which provides us with another ‘shot on goal’ for crofelemer.”

Per the terms of the license agreement, in exchange for an additional payment to Napo of US$15 million, Napo EU may exercise its option to obtain a license to study, develop, and commercialize crofelemer in Europe for an additional target indication: cancer therapy-related diarrhea (CTD), which is currently in the midst of a pivotal Phase 3 clinical trial in the US. For one additional payment to Napo of US$25 million, Napo EU may exercise its option to obtain a license to study, develop, and commercialize crofelemer and lechlemer in Europe for all other potential indications, including irritable bowel syndrome, functional/idiopathic diarrhea, inflammatory diarrhea, and acute indications such as infectious diarrhea from pathogens. Napo EU’s ability to exercise such options is subject to the availability of additional funds through financing or otherwise.

About Jaguar Health, Inc., Napo Pharmaceuticals, Inc. & Napo EU S.p.A.

Jaguar Health, Inc. is a commercial stage pharmaceuticals company focused on developing novel, plant-based, non-opioid, and sustainably derived prescription medicines for people and animals with GI distress, specifically chronic, debilitating diarrhea. Our wholly owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary plant-based human gastrointestinal pharmaceuticals from plants harvested responsibly from rainforest areas. Our Mytesi® (crofelemer) product is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy and the only oral plant-based prescription medicine approved under FDA Botanical Guidance. Napo EU S.p.A., the wholly owned Italian subsidiary of Napo Pharmaceuticals, focuses on expanding crofelemer access in Europe and is the named target of Dragon SPAC S.p.A., which closed its financing in July 2021 for gross proceeds of approximately 8,830,000 euros.

For more information about Jaguar, please visit https://jaguar.health. For more information about Napo Pharmaceuticals, visit www.napopharma.com. For more information about Napo EU, visit www.napoeu.com.

About Mytesi®

Mytesi® (crofelemer delayed release tablets) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi® is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi®. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

More information and complete Prescribing Information are available at Mytesi.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding Jaguar’s belief that crofelemer will be eligible for the EMA's conditional marketing authorization pathway for SBS-IF, and the expectation that Jaguar’s shareholders will benefit from license fees and revenue expected to be driven by Napo EU product commercialization. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

Peter Hodge

Jaguar Health, Inc.

phodge@jaguar.health

Jaguar-JAGX